Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Goals, Strategies, and Risks – Policies and Procedures Regarding the Release of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment No. 5 to the Registration Statement (Form N-2, Number 333-144926) of Franklin Mutual Recovery Fund and to the incorporation by reference of our report dated May 18, 2012 on Franklin Mutual Recovery Fund included in the Annual Report to Shareholders for the fiscal year ended March 31, 2012.

                            /s/ ERNST & YOUNG LLP

Boston, Massachusetts

July 26, 2012